Ex-99.23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 333-05265 on Form N-1A of our report dated November 26, 2008, relating to the financial statements and financial highlights of Lotsoff Capital Management Active Income Fund (one of the portfolios constituting Lotsoff Capital Management Investment Trust), appearing in the Annual Report of Lotsoff Capital Management Investment Trust for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights — Driehaus Active Income Fund” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
/s/Deloitte & Touche LLP
Milwaukee, Wisconsin
May 4, 2009